EXHIBIT 10.4

OPTION AGREEMENT

Terms and Conditions

Term.  This Stock Option shall terminate and no portion will be exercisable on the earliest of the following:  (i) the expiration date, (ii) 90 days after the Optionee ceases to be an employee of the Company or one of its subsidiaries for reasons other than dismissal for Cause, disability or death, (iii) the date the Optionee ceases to be an employee of the Company or one of its subsidiaries if such termination of employment is because of dismissal for Cause, (iv) 12 months from the date the Optionee ceases to be an employee if such termination of employment is because the Optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), or (v) 12 months from the date of death in the event of the death of the Optionee.  For purposes hereof, “Cause” shall mean a determination by the Committee that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.  In the case of a termination of employment, all vesting shall cease, and only the portion of the Stock Option that has become vested and exercisable may be exercised.

Manner of Exercise.

From time to time on or prior to the expiration of this Stock Option, the Optionee may give notice to the Company of his election to purchase some or all of the shares of Ezenia! Inc. (“Stock”) purchasable at the time of such notice.  This notice shall specify the number of shares of Stock to be purchased.

Payment of the purchase price for the shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Committee; or (ii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure.  Payment instruments will be received subject to collection.

The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Ezenia! Inc. 2004 Equity Incentive Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Market Value that would satisfy the withholding amount due.

No Obligation to Continue Employment.  Neither the Company nor any of its subsidiaries is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.